Exhibit 5.1

September 23, 2019

Pareteum Corporation

1185 Avenue of the Americas, 37th Floor

New York, NY 10036

Re: 18,852,273 Common Stock Units and 3,875,000 Pre-Funded Units

Ladies and Gentlemen:

We have acted as counsel to Pareteum Corporation, a Delaware corporation (the “Company”), in connection with the Securities Purchase Agreement dated September 20, 2019 (the “Purchase Agreement”) by and among the Company and the purchasers signatories thereto (the “Purchasers”), relating to the sale by the Company to the Purchasers of (i) 18,852,273 common stock units, consisting of one share of common stock (the “Common Unit Shares”) together with one Series A Purchase Warrant to purchase one share of common stock (the “Series A Warrants”) and one Series B Purchase Warrant to purchase one-half share of common stock (the “Series B Warrants” and together with the Series A Warrants the “Warrants”) and (ii) 3,875,000 pre-funded units consisting of one pre-funded warrant to purchase one share of common stock (the “Pre-Funded Warrants”) together with one Series A Warrant and one Series B Warrant. The common stock units and pre-funded units have been duly authorized for issuance and, when issued and paid for in accordance with the terms set forth in the Purchase Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1. Certificate of Incorporation of the Company, as amended;

2. Bylaws of the Company, as amended;

3. The Purchase Agreement;

4. Registration Statement on Form S-3 (Registration No. 333-227912), as filed by the Company with the Securities and Exchange Commission (the “Commission”) October 19, 2018, amended on November 30, 2018, and declared effective by the Commission as of December 18, 2018 (the “Registration Statement”) pursuant to the Securities Act;

5. The prospectus supplement filed with the Commission on September 20, 2019, pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”), together with the base prospectus dated December 18, 2018; and

6. Written consent of the Board of Directors of the Company approving the Purchase Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

The opinion expressed below is limited to the federal securities laws of the United States of America and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that (i) when the common stock units and pre-funded units have been delivered to and paid for by the Purchasers as contemplated by the Purchase Agreement, the common stock units and pre-funded units will be duly authorized, validly issued, fully paid and non-assessable, and will will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, (ii) when the Common Unit Shares have been delivered to and paid for by the Purchasers as contemplated by the Purchase Agreement, the Common Unit Shares will be duly authorized, validly issued, fully paid and non-assessable, (iii) the Warrants and the Pre-Funded Warrants as described in the Prospectus Supplement have been duly authorized, and, provided that the Warrants and Pre-Funded Warrants have been duly executed by the Company and duly delivered to the Purchasers thereof as described in the Prospectus Supplement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (iv) the shares of common stock issuable upon exercise of the Warrants and the Pre-Funded Warrants have been duly authorized and when issued and delivered by the Company against payment therefor in accordance with the terms of the Warrants and the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference LLP